Exhibit 2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-43804 and 333-83196 of New England Business Service, Inc. on Form S-8 of our report dated June 17, 2003, appearing in this Annual Report on Form 11-K of the 401(k) Plan for Employees of New England Business Service, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
June 26, 2003